 EXHIBIT 99.1

American River Bankshares Reports Fourth Quarter 2011 Results and a 41% Reduction in Nonperforming Loans for the Year

Sacramento, CA, January 26, 2012 – American River Bankshares (NASDAQ-GS: AMRB) today reported that net income increased 1,235.1% to $1.0 million, or $0.10 per diluted share for the fourth quarter of 2011 compared to $77,000 or $0.01 per diluted share for the fourth quarter of 2010. For the twelve months ended December 31, 2011, net income increased 426.1% to $2.5 million, or $0.25 per diluted share compared to $0.5 million or $0.05 per diluted share for the twelve months ended December 31, 2010. A reduction in the provision for loan and lease losses, due to improving asset quality, and lower expenses contributed to the profitability for both the quarter and the year.

“For the second quarter in a row, American River Bankshares has posted profits in excess of $1 million, which is a result of our focus on improving asset quality,” said David Taber, President and CEO of American River Bankshares. “Our progress would not be possible without the hardworking and dedicated professional bankers at our Company.”

Financial Highlights

•
Nonperforming assets (“NPAs”) declined to $21.7 million, or 3.73% of total assets at December 31, 2011, compared to $24.8 million, or 4.27% of total assets at September 30, 2011, and $25.3 million, or 4.36% of total assets a year ago.

•
The allowance for loan and lease losses was $7.0 million (2.34% of total loans and leases) at December 31, 2011, compared to $7.9 million (2.51% of total loans and leases) in the preceding quarter and $7.6 million (2.19% of total loans and leases) one year ago. The allowance for loan and lease losses to nonperforming loans and leases increased to 52.5% at December 31, 2011, from 37.6% in the preceding quarter and 33.6% one year ago.

•
The Company’s subsidiary, American River Bank, remains above the well-capitalized regulatory guidelines. At December 31, 2011, American River Bank’s Leverage ratio was 12.34% compared to 12.30% at September 30, 2011 and 11.76% one year ago; the Tier 1 Risk Based Capital ratio was 20.21% compared to 19.91% at September 30, 2011 and 17.91% one year ago; and the Total Risk Based Capital ratio was 21.47% compared to 21.17% at September 30, 2011 and 19.17% one year ago.

•
Fourth quarter 2011 net interest margin (“NIM”) was 4.24%, down from 4.39% for the third quarter of 2011 and 4.29% for the fourth quarter of 2010. Year-to-date 2011 NIM was 4.36% compared to 4.49% for the twelve months ended December 31, 2010.

•
Shareholders’ equity increased 5% to $94.1 million at December 31, 2011 compared to $89.5 million a year ago. At December 31, 2011, tangible book value grew 6% to $7.85 per share, and book value per share increased 5% to $9.51 per share from a year ago.

Northern California Economic Update

Each quarter, management at American River Bank prepares an industry and economic report for internal use that analyzes the past five rolling quarters within the three markets in which the Company does business – Sacramento, Sonoma and Amador Counties. In general, the data included in the report shows that economic indicators within these markets are trending upwards thus moving the economy off of its low of the past few years. However, further tangible signs of sustained growth are required before management can determine the viability of the economic recovery in each of these regions.

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Commercial Real Estate. In Sacramento County, office vacancy is 17.2% and is up from 16.7% one year ago; retail vacancy is 10.2%, a slight improvement from 10.7% one year ago; and industrial vacancy is 13.4% and remains unchanged from one year ago. In Sonoma County, office vacancies are above 22.0% and have had no change from one year ago; retail vacancies are 7.1% and improving from 8.1% one year ago; and industrial vacancies are improving but remain above 13.1%, compared to 14.4% one year ago. In Sacramento, overall absorption of commercial real estate has been positive in each of the last two quarters and Sonoma County has had positive absorption for four consecutive quarters.

Residential Real Estate. Reporting primarily on defaults and foreclosures, we have seen steady improvement over the past year. Defaults and foreclosures are down in all of the Company’s markets. In total, the number of default filings is down by 17% (more than 2,600) in the three markets and the number of trustee sales is down by 10% (more than 1,500). Closed sales prices and listing prices continue to decline, and over the past year are down by 5% in Sacramento County, 1% in Sonoma County and 10% in Amador County.

Employment. California unemployment has improved but remains above the national average. At the end of November, the Sacramento unemployment rate was reported to be 11.1%, Sonoma was reported to be 8.9% and Amador was reported to be 12.5% with all three regions showing greater than a one percentage point improvement over the past year.

Asset Quality and Balance Sheet Review

American River Bankshares’ assets totaled $581.5 million at December 31, 2011, compared to $581.7 million at September 30, 2011, and $578.9 million at December 31, 2010.

Net loans totaled $293.7 million at December 31, 2011, down from $306.6 million at September 30, 2011 and down from $338.5 million at December 31, 2010, with a significant portion of the decline related to a decrease in nonperforming loans in the fourth quarter and year over year. Nonperforming loans decreased $9.2 million (41%) from $22.6 million at December 31, 2010 to $13.4 million at December 31, 2011. Nonperforming loans decreased $7.6 million (36%) from $21.0 million at September 30, 2011. The decrease in nonperforming loans in the fourth quarter of 2011 was partially the result of loan payoffs and sales of $4.5 million and transfers to other real estate owned (“OREO”) of $6.2 million. The loan portfolio at December 31, 2011 included: real estate loans of $241.7 million (80% of the portfolio), commercial loans of $42.1 million (14% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $17.3 million (6% of the portfolio). The real estate loan portfolio at December 31, 2011 includes: owner-occupied commercial real estate loans of $105.6 million (44% of the real estate portfolio), investor commercial real estate loans of $98.4 million (41% of the real estate portfolio), construction and land development loans of $10.4 million (4% of the real estate portfolio) and other loans, which consists of residential and multi-family real estate loans of $27.3 million (11% of the real estate loan portfolio).

NPAs include nonperforming loans and leases, other real estate owned, and reposed assets. Nonperforming loans includes all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection. NPAs declined to $21.7 million at December 31, 2011 from $24.8 million in the prior quarter and from $25.3 million at the end of December 2010. The NPAs to total assets ratio stood at 3.73% at the end of December of this year, down from 4.27% three months earlier and 4.36% a year ago.

Loans measured for impairment decreased to $30.8 million at the end of December 2011, compared to $38.8 million at September 30, 2011, and $40.2 million a year ago. Much of this decrease relates to resolution of these loans though pay off or sale of loan or though transfer to OREO.

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There was no provision for loan and lease losses for the fourth quarter of 2011 compared to a $1.7 million provision for the fourth quarter of 2010. For the year ended December 31, 2011, the provision was $3.6 million, compared to $7.4 million for the year ended December 31, 2010. Net charge-offs in the fourth quarter of 2011 totaled $0.8 million compared to $1.6 million in the fourth quarter ending December 31, 2010. Net charge-offs for the year ended December 31, 2011 totaled $4.2 million, down $3.5 million when compared to the $7.7 million in net charge-offs for the year ended December 31, 2010.

The Company evaluates nonperforming loans for impairment and assigns specific reserves when necessary. At December 31, 2011, specific reserves of $1.1 million were recorded on nonperforming loans compared to $1.5 million at September 30, 2011 and $0.4 million at December 31, 2010. In addition, there were 14 loans totaling $4.5 million, which are included in the $13.4 million of non-performing loans and leases, which have been modified and are considered troubled debt restructures at December 31, 2011. At December 31, 2010 there were 21 loans totaling $8.0 million, which had been modified and were considered troubled debt restructures, which were also included in the nonperforming loan totals. All of the loans and leases considered troubled debt restructures have been evaluated for impairment according to the Company’s best practices, which follows the guidance established by Generally Accepted Accounting Principles and Regulatory requirements.

At December 31, 2011, the Company had one mobile home and 21 OREO properties totaling $8.2 million. This compares to one mobile home and 22 properties totaling $3.9 million at September 30, 2011 and 14 properties totaling $2.7 million at December 31, 2010. During the fourth quarter of 2011, the Company sold six properties for a $2,000 net gain and added five properties that had previous collateralized loan balances totaling $6.2 million. The balances of the properties added during the quarter were adjusted down by $0.7 million to fair value, net of estimated selling costs, leaving a net value of $5.5 million.

The Company adjusted the balances on seven properties by $237,000 that were obtained in prior quarters for which updated appraised values were received in the current quarter. This adjustment was an OREO-related noninterest expense. For the fourth quarter of 2011, the Company added $50,000 to the OREO valuation allowance and charged off $120,000. At December 31, 2011 the OREO valuation allowance totaled $56,000. This compares to a valuation allowance of $100,000 at December 31, 2010.

Investment securities totaled $215.8 million at December 31, 2011, up 19.3% from $180.9 million at September 30, 2011 and up 31.5% from $164.1 million at December 31, 2010. At December 31, 2011, the investment portfolio was comprised of 85% mortgage-backed securities issued by government sponsored entities, 14% obligations of states and political subdivisions and 1% stock in the Federal Home Loan Bank of San Francisco.

At December 31, 2011, total deposits were $462.3 million, compared to $463.6 million at September 30, 2011 and $465.1 million a year ago. Core deposits grew 3% to $364.6 million at December 31, 2011 from $354.9 million at December 31, 2010. The Company considers all deposits except time deposits as core deposits.

At December 31, 2011, noninterest-bearing demand deposits accounted for 29% of total deposits, interest-bearing demand accounts were 10%, savings deposits were 10%, money market balances accounted for 30% and time certificates were 21% of total deposits.

Shareholders’ equity increased to $94.1 million at December 31, 2011 compared to a balance of $89.5 million at December 31, 2010. The increase was primarily driven by an increase in the unrealized gain on securities of $1.8 million and net income of $2.5 million.

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Net Interest Income

Fourth quarter 2011 net interest income was down 3% year-over-year to $5.2 million from $5.4 million in the fourth quarter of 2010. Net interest income for the twelve months ended December 31, 2011 was also down 3% to $21.6 million from $22.3 million for the twelve months in 2010.

The net interest margin as a percentage of average earning assets was 4.24% in the fourth quarter of 2011, compared to 4.39% in the prior quarter and 4.29% in the fourth quarter of 2010. For the twelve months ended December 31, 2011, the net interest margin was down 13 basis points to 4.36% from 4.49% for the twelve months ended December 31, 2010.

Interest income for the fourth quarter of 2011 decreased 6% to $5.8 million from $6.2 million for the fourth quarter of 2010. For the twelve months ended December 31, 2011, interest income decreased 6% to $24.2 million from $25.7 million for the twelve months ended December 31, 2010. Interest expense for the fourth quarter of 2011 decreased 27% to $0.6 million from $0.8 million for the fourth quarter of 2010. For the twelve months ended December 31, 2011, interest expense decreased 24% to $2.6 million from $3.5 million for the twelve months ended December 31, 2010.

The average yield on earning assets declined from 4.90% in the fourth quarter of 2010 to 4.69% for the fourth quarter of 2011 and declined from 5.17% for the twelve months ended December 31, 2010 to 4.89% for the twelve months ended December 31, 2011. Much of the decline in yields can be attributed to the overall lower interest rate environment, a decrease in average loans and an increase in average balances of lower yielding investment securities. Although the foregone interest on nonaccrual loans deceased in the fourth quarter of 2011 compared to the fourth quarter of 2010, it continues to have an impact on the net interest margin. During the fourth quarter of 2011, foregone interest income on nonaccrual loans was approximately $0.4 million, compared to foregone interest of $0.5 million during the fourth quarter of 2010. The foregone interest of $0.4 million had a 33 basis point negative impact on the yield on earning assets during the fourth quarter of 2011 compared to a 40 basis point negative impact during the fourth quarter of 2010.

The average balance of earning assets decreased 1% from $503.6 million in the fourth quarter of 2010 to $496.9 million in the fourth quarter of 2011 and decreased slightly from $500.9 million for the twelve months ended December 31, 2010 to $500.2 million for the twelve months ended December 31, 2011. While the decrease in average earning assets from 2010 to 2011 was minimal, there was a significant change in the mix of the assets as non-earning cash and principal reductions from loan paydowns were invested into investment securities. This mix change resulted in a decrease in loan balances and an increase in lower yielding investment security balances, and this change contributed to the decrease in the yield on earning assets mentioned above.

When compared to the fourth quarter of 2010, average loan balances were down 12% to $308.8 million for the fourth quarter of 2011 and when compared to the twelve months of 2010, average loan balances were down 11% to $323.3 million for the twelve months ended December 31, 2011. Although the Company has continued to generate new loans in 2011, the production of new loans has been less than loan payoffs. Average investment securities were up 23% to $186.6 million for the fourth quarter of 2011 and up 27% to $174.9 million for the twelve months ended December 31, 2011. Average cash balances were up 1% to $48.5 million for the fourth quarter of 2011 and down 13% to $41.9 million for the twelve months ended December 31, 2011.

The Company experienced a decrease in average deposits of 1% from $473.6 million during the fourth quarter of 2010 to $466.5 million during the fourth quarter of 2011 and decreased 1% from $469.2 million for the twelve months ended December 31, 2010 to $463.5 million for the twelve months ended December 31, 2011. Average borrowings increased 11% from $17 million during the fourth quarter of 2010 to $18.8 million during the fourth quarter of 2011 and decreased 17% from $20.5 million for the twelve months ended December 31, 2010 to $17.0 million for the twelve months ended December 31, 2011.

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Noninterest Income and Expense

Noninterest income for the fourth quarter of 2011 was up 7% year-over-year to $0.5 million from $0.4 million in the fourth quarter of 2010 and for the twelve months ended December 31, 2011, increased 17% to $2.1 million from $1.8 million for the twelve months a year ago. The increase in noninterest income from 2010 to 2011 was primarily related to an increase in gain on sale of investment securities. For 2011, gain on sale of investment securities was $353,000 compared to $7,000 for 2010.

Noninterest expense decreased 5% from $4.3 million for the fourth quarter of 2010 to $4.1 million for the fourth quarter of 2011, and for the twelve months ended December 31, 2011, decreased slightly to $16.3 million from $16.5 million for the twelve months a year ago. In 2011, salary and benefit expense increased approximately 8% or $0.6 million and OREO expense increased approximately 8% or $0.1 million. Predominately offsetting these increases were decreases in FDIC insurance expense of approximately 36% or $0.5 million and legal expense of approximately 17% or $0.2 million.

The fully taxable equivalent efficiency ratio for the fourth quarter of 2011 decreased to 69.4% from 71.3% for the fourth quarter of 2010 and for the twelve months ended December 31, 2011 increased slightly to 67.2% from 66.9% for the twelve months of 2010.

Earnings Conference Call

The fourth quarter earnings conference call will be held Thursday, January 26, 2011 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). David T. Taber, President and CEO, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer questions. Shareholders, analysts and other interested parties are invited to join the call by dialing (800) 774-6070 and entering the Conference ID 5060748#. A recording of the call will be available twenty-four hours after the call’s completion on http://amrb.podbean.com.

About American River Bankshares

American River Bankshares [NASDAQ – GS: AMRB] is the parent company of American River Bank (“ARB”), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of ARB] in Sonoma County and Bank of Amador [a division of ARB] in Amador County. For more information, please call 916-851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)
	December 31,	December 31,
ASSETS	2011	2010
Cash and due from banks	$23,768	$31,871
Federal funds sold	—	—
Interest-bearing deposits in banks	1,250	2,248
Investment securities	215,814	164,150
Loans & leases:
Real estate	241,674	265,114
Commercial	42,108	58,261
Lease financing	1,725	2,766
Other	15,567	20,404
Deferred loan and lease origination fees, net	(302)	(427)
Allowance for loan and lease losses	(7,041)	(7,585)
Loans and leases, net	293,731	338,533
Bank premises and equipment, net	2,355	2,026
Goodwill and intangible assets	16,504	16,723
Other real estate owned, net	8,190	2,696
Accrued interest receivable and other assets	19,906	20,693
	$581,518	$578,940

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$133,440	$126,636
Interest checking	43,959	45,075
Money market	139,244	137,636
Savings	47,919	45,537
Time deposits	97,723	110,238
Total deposits	462,285	465,122
Short-term borrowings	5,000	7,000
Long-term borrowings	14,000	10,000
Accrued interest and other liabilities	6,134	7,274
Total liabilities	487,419	489,396
Total shareholders’ equity	94,099	89,544
	$581,518	$578,940

Ratios:
Nonperforming loans and leases to total loans and leases	4.46%	6.52%
Net chargeoffs to average loans and leases (YTD)	1.29%	2.12%
Allowance for loan and lease losses to total loans and leases	2.34%	2.19%

American River Bank Capital Ratios:
Leverage Ratio	12.34%	11.76%
Tier 1 Risk-Based Capital Ratio	20.21%	17.91%
Total Risk-Based Capital Ratio	21.47%	19.17%

American River Bankshares Capital Ratios:
Leverage Ratio	13.09%	12.55%
Tier 1 Risk-Based Capital Ratio	21.52%	19.07%
Total Risk-Based Capital Ratio	22.78%	20.33%

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American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)
	Fourth	Fourth		For the Year
	Quarter	Quarter	%	Ended December 31,		%
	2011	2010	Change	2011	2010	Change
Interest income	$5,808	$6,175	(5.94)%	$24,199	$25,706	(5.86)%
Interest expense	565	779	(27.47)%	2,608	3,450	(24.41)%
Net interest income	5,243	5,396	(2.84)%	21,591	22,256	(2.99)%
Provision for loan and lease losses	0	1,688	(100.00)%	3,625	7,365	(50.78)%
Total noninterest income	471	442	6.56%	2,108	1,804	16.85%
Total noninterest expense	4,067	4,258	(4.49)%	16,301	16,470	(1.03)%
Income (loss) before provision for (benefit from) income taxes	1,647	(108)	1,625.00%	3,773	225	1,576.89%
Provision for (benefit from) income taxes	619	(185)	434.59%	1,269	(251)	605.58%
Net income	$1,028	$77	1,235.06%	$2,504	$476	426.05%

Basic earnings per share	$0.10	$0.01	900.00%	$0.25	$0.05	400.00%
Diluted earnings per share	$0.10	$0.01	900.00%	$0.25	$0.05	400.00%
Averarge diluted shares outstanding	9,862,310	9,874,867		9,858,353	9,858,713

Net interest margin as a percentage of average earning assets	4.24%	4.29%		4.36%	4.49%

Operating Ratios:
Return on average assets	0.70%	0.05%		0.43%	0.08%
Return on average equity	4.38%	0.34%		2.74%	0.53%
Return on average tangible equity	5.32%	0.42%		3.35%	0.66%
Efficiency ratio (fully taxable equivalent)	69.43%	71.34%		67.18%	66.87%

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American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
Trailing Four Quarters

(Dollars in thousands, except per share data)
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
	2011	2011	2011	2011
Interest income	$5,808	$6,070	$6,367	$5,954
Interest expense	565	640	678	725
Net interest income	5,243	5,430	5,689	5,229
Provision for loan and lease losses	0	550	1,700	1,375
Total noninterest income	471	750	454	433
Total noninterest expense	4,067	3,986	4,197	4,051
Income before provision for income taxes	1,647	1,644	246	236
Provision for income taxes	619	595	25	30
Net income	$1,028	$1,049	$221	$206

Basic earnings per share	$0.10	$0.11	$0.02	$0.02
Diluted earnings per share	$0.10	$0.11	$0.02	$0.02

Net interest margin as a percentage of average earning assets	4.24%	4.39%	4.58%	4.24%

Averarge diluted shares outstanding	9,862,310	9,858,878	9,857,493	9,854,639
Shares outstanding-end of period	9,890,909	9,890,909	9,872,007	9,874,867

Operating Ratios (annualized):
Return on average assets	0.70%	0.72%	0.16%	0.14%
Return on average equity	4.38%	4.53%	0.97%	0.93%
Return on average tangible equity	5.32%	5.53%	1.19%	1.15%
Efficiency ratio (fully taxable equivalent)	69.43%	62.93%	66.81%	69.96%

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American River Bankshares
Analysis of Net Interest Margin on Earning Assets
(Taxable Equivalent Basis)

(Dollars in thousands)
Three months ended December 31,	2011			2010
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$308,847	$4,616	5.93%	$350,112	$5,344	6.06%
Taxable investment securities	160,517	974	2.41%	137,136	680	1.97%
Tax-exempt investment securities	26,064	284	4.32%	14,722	194	5.23%
Corporate stock	13	—	—	19	—	—
Federal funds sold	—	—	—	—	—	—
Interest-bearing deposits in banks	1,443	1	0.27%	1,610	5	1.23%
Total earning assets	496,884	5,875	4.69%	503,599	6,223	4.90%
Cash & due from banks	47,780			48,458
Other assets	48,484			41,430
Allowance for loan & lease losses	(7,685)			(7,835)
	$585,463			$585,652

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$183,484	$215	0.46%	$184,290	$304	0.65%
Savings	48,196	35	0.29%	44,954	54	0.48%
Time deposits	98,982	224	0.90%	113,125	317	1.11%
Other borrowings	18,802	91	1.92%	17,000	104	2.43%
Total interest bearing liabilities	349,464	565	0.64%	359,369	779	0.86%
Noninterest bearing demand deposits	135,848			131,213
Other liabilities	6,949			5,051
Total liabilities	492,261			495,633
Shareholders’ equity	93,202			90,019
	$585,463			$585,652
Net interest income & margin		$5,310	4.24%		$5,444	4.29%

Twelve months ended December 31,	2011			2010
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$323,310	19,235	5.95%	$362,445	22,227	6.13%
Taxable investment securities	155,428	4,225	2.72%	122,381	2,840	2.32%
Tax-exempt investment securities	19,507	959	4.92%	15,628	843	5.39%
Corporate stock	16	—	—	22	—	—
Federal funds sold	—	—	—	—	—	—
Interest-bearing deposits in banks	1,939	19	0.98%	406	5	1.23%
Total earning assets	500,200	24,438	4.89%	500,882	25,915	5.17%
Cash & due from banks	41,932			48,318
Other assets	43,941			43,142
Allowance for loan & lease losses	(7,856)			(8,228)
	$578,217			$584,114

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$182,922	$1,044	0.57%	$182,495	$1,327	0.73%
Savings	46,668	183	0.39%	41,510	224	0.54%
Time deposits	102,445	1,011	0.99%	121,050	1,401	1.16%
Other borrowings	17,040	370	2.17%	20,458	498	2.43%
Total interest bearing liabilities	349,075	2,608	0.75%	365,513	3,450	0.94%
Noninterest bearing demand deposits	131,493			124,122
Other liabilities	6,204			5,221
Total liabilities	486,772			494,856
Shareholders’ equity	91,445			89,258
	$578,217			$584,114
Net interest income & margin		$21,830	4.36%		$22,465	4.49%

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